   FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-139586

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED APRIL 18, 2008

16,826,519 SHARES

COMMON STOCK

ACCELERIZE NEW MEDIA, INC.

This prospectus supplement supplements the Prospectus dated April 18, 2008 (as previously supplemented by Prospectus Supplement No. 1, dated October 7, 2008) relating to the offer and sale by the selling stockholders identified in the prospectus of up to 16,826,519 shares of common stock of Accelerize New Media, Inc.

This prospectus supplement includes:

· Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which was filed with the Securities and Exchange Commission on November 14, 2008.

The information contained in the report included in this prospectus supplement is dated as of the period of such report. This prospectus supplement should be read in conjunction with the prospectus dated April 18, 2008, as supplemented to date, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated April 18, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 18, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2008

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

For the transition period from ________ to __________

Commission File Number: 000-52635

ACCELERIZE NEW MEDIA, INC.
(Exact name of registrant specified in charter)

Delaware	20-3858769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12121 WILSHIRE BLVD.,
SUITE 322
LOS ANGELES, CALIFORNIA 90025
(Address of principal executive offices)

(310) 903 4001
 (Issuer's telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant is large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No ☒

The number of shares outstanding of the registrant’s Common Stock, $0.001 par value per share, was 26,811,627 as of November 14, 2008.

When used in this quarterly report, the terms “Accelerize,” “the Company,” “ we,” “our,” and “us” refer to Accelerize New Media, Inc., a Delaware corporation.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This quarterly report on Form 10-Q contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements may include our statements regarding our goals, beliefs, strategies, objectives, plans, including product and service developments, future financial conditions, results or projections or current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. The business and operations of Accelerize New Media, Inc. are subject to substantial risks, which increase the uncertainty inherent in the forward-looking statements contained in this report. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Further information on potential factors that could affect our business is described under “Item 1A. Risk Factors” in this report and in our annual report on Form 10-K as filed with the Securities and Exchange Commission, or the SEC, on March 31, 2008. Readers are also urged to carefully review and consider the various disclosures we have made in this report.

ACCELERIZE NEW MEDIA, INC.

INDEX

		Page

PART I - FINANCIAL INFORMATION:

Item 1.	Financial Statements (Unaudited)	4-16

Item 2.	Management’s Discussion and Analysis And Results of Operations	17-22

Item 4T.	Controls and Procedures	23

PART II - OTHER INFORMATION:

Item 1A.	Risk Factors	24

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	24

Item 6.	Exhibits	24

SIGNATURES		25

PART I-FINANCIAL INFORMATION

Item 1. Financial Statements

ACCELERIZE NEW MEDIA, INC.
BALANCE SHEETS

	September 30,	December 31,
ASSETS	2008	2007
	(Unaudited)	(1)
Current Assets:
Cash	$527,826	$951,317
Accounts receivable, net of allowance for bad debt of $4,504 and $3,037 at
September 30, 2008 and December 31, 2007, respectively	120,442	50,499
Prepaid expenses	44,350	5,487
Domain name rights	12,603	162,740
Deferred tax asset	75,523	80,026
Total current assets	780,744	1,250,069

Website development costs, net of accumulated amortization of $317,220 and
$210,411 at September 30, 2008 and December 31, 2007, respectively	167,024	226,483

Fixed assets, net of accumulated depreciation of $21,499 and $10,689 at
September 30, 2008 and December 31, 2007, respectively	22,700	21,380
Other assets	17,460	-
Goodwill	685,547	580,547
Total assets	$1,673,475	$2,078,479

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$333,759	$214,578
Payable to former member	15,012	36,315
Convertible notes payable and accrued interest, net of debt discount of $164,433	369,984	-
Deferred revenues- short-term	689,348	550,992
Deferred tax liability	75,523	80,026
Total current liabilities	1,483,626	881,911

Deferred revenue- long-term	66,601	90,307
Total liabilities	1,550,227	972,218

Stockholders' Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized:
Series A, 54,000 issued and outstanding at September 30, 2008 and
December 31, 2007, respectively	728,567	728,567
Series B, 118,875 issued and outstanding at September 30, 2008 and
December 31, 2007, respectively	3,644,563	3,644,563
Common stock; $.001 par value; 100,000,000 shares authorized;
26,811,627 shares issued and outstanding at September 30, 2008, and
21,779,294 shares issued and outstanding at December 31, 2007	26,811	21,779
Additional paid-in capital	5,985,649	2,418,062
Accumulated deficit	(10,262,342)	(5,706,710)

Total stockholders’ equity	123,248	1,106,261

Total liabilities and stockholders’ equity	$1,673,475	$2,078,479

(1) Derived from audited financial statements
See Notes to Unaudited Financial Statements.

ACCELERIZE NEW MEDIA, INC.
STATEMENTS OF OPERATIONS

	Three-month periods ended		Nine-month periods ended
	September 30		September 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Debt solution revenues	$370,486	$116,432	$899,912	$381,009
Lead generation revenues	625,353	44,801	1,530,647	97,778
Advertising and other revenues	83,501	(25,843)	276,661	99,647
Total revenues:	1,079,340	135,390	2,707,220	578,434

Operating expenses:
Selling, general and administrative	3,395,302	1,279,138	6,926,448	2,775,356
Total operating expenses	3,395,302	1,279,138	6,926,448	2,775,356

Operating loss	(2,315,962)	(1,143,748)	(4,219,228)	(2,196,922)

Other income (expense):
Interest income (expense)	(17,719)	9,417	(24,600)	3,859
	(17,719)	9,417	(24,600)	3,859

Net loss	(2,333,681)	(1,134,331)	(4,243,828)	(2,193,063)

Less dividends issued for series A and B preferred stock	104,312	93,856	311,804	154,170

Net loss attributable to common stock	$(2,437,993)	$(1,228,187)	$(4,555,632)	$(2,347,233)

Basic and diluted loss per common share	$(0.09)	$(0.06)	$(0.18)	$(0.11)

Basic and diluted weighted average common
shares outstanding	26,104,179	21,200,231	24,644,121	21,068,202

See Notes to Unaudited Financial Statements.

ACCELERIZE NEW MEDIA, INC.
STATEMENTS OF CASH FLOWS
	Nine-month periods ended
	September 30
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(4,243,828)	$(2,193,063)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	283,103	120,597
Amortization of deferred compensation	71,400	-
Fair value of warrants issued for services	644,000	-
Fair value of warrants issued	1,239,204	-
Fair value of options granted	199,261	54,018
Changes in operating assets and liabilities:
Accounts receivable	(69,943)	3,242
Prepaid expenses	(38,863)	(7,030)
Variation in deferred tax asset	4,503	-
Other assets	(17,460)
Accrued interest	4,850	10,977
Accounts payable and accrued expenses	119,181	(95,044)
Variation in deferred tax liability	(4,503)	-
Deferred revenue	114,650	115,880

Net cash used in operating activities	(1,694,445)	(1,990,423)

Cash flows used in investing activities:
Capital expenditures	(12,130)	-
Website development costs	(47,680)	(243,169)

Net cash used in investing activities	(59,810)	(243,169)

Cash flows from financing activities:
Proceeds from notes payable	530,000	400,000
Payment to former member	(21,736)	(25,696)
Payment of financing fees	-	(516,062)
Proceeds from exercise of warrants	822,500	-
Proceeds from issuance of shares of Preferred Stock B	-	3,760,625

Net cash provided by financing activities	1,330,764	3,618,867

Net increase (decrease) in cash	(423,491)	1,385,275

Cash, beginning of period	951,317	414,270

Cash, end of period	$527,826	$1,799,545

Supplemental disclosures of cash flow information:
Cash paid for interest	$23,028	$4,500

Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:

Beneficial conversion feature associated with convertible notes payable	$179,450	$-
Fair value of warrants issued associated with notes payable	$-	$94,030
Preferred stock dividends	311,804	60,140
Fair value of shares issued for future services	-	-
Conversion of notes payable into shares of Preferred Stock B	-	400,000
Goodwill resulting from acquisition and corresponding increase in:	105,000	580,547
Assets	-	44,105
Liabilities	-	519,652
Common stock and additional paid-in capital	105,000	105,000

See Notes to Unaudited Financial Statements.

ACCELERIZE NEW MEDIA, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN:

Accelerize New Media, Inc., or the Company, a Delaware Corporation, incorporated on November 22, 2005, is an online based media and customer acquisition solutions provider.

The Company markets and provides internet development services and turnkey customer acquisition solutions to financial institutions and vendors marketing their goods and services to consumers.  In addition, the Company provides sales and marketing support in connection with debt settlement solutions offered by debt settlement agencies to consumers across the United States.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financials information and with the instructions to Form 10-Q and Item 310(b) of Regulation S-K.  Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature.  These financials statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2007 and notes thereto and other pertinent information contained in Form 10-K the Company has filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2008.

The results of operations for the nine-month period ended September 30, 2008 are not necessarily indicative of the results for the full fiscal year ending December 31, 2008.

The accompanying financial statements have been prepared on a going concern basis. The Company has used net cash in its operating activities of approximately $1,694,000 during the nine-month period ending September 30, 2008. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to continue to provide for its capital requirements by issuing additional equity securities and debt. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

During December 2006, the Company entered into an Asset Purchase Agreement to acquire a substantial portion of the operating assets of The Debt Reduction Group, LLC, or DRG. Pursuant to the Asset Purchase Agreement, the Company acquired in January 2007 the accounts receivable and substantially all intangible assets of DRG in consideration of issuing 3,500,000 shares of its common stock to the managing members of DRG, as well as granting up to 500,000 warrants to certain of DRG’s employees which may be earned based upon certain milestones related to target revenues and operating margins covering 18 months after closing. During October 2008, the Company determined that such DRG employees met certain performance targets and issued to them warrants to purchase 450,000 shares of common stock.

The acquisition of the operations of DRG was accounted for pursuant to the Statement of Financial Accounting Standards, or SFAS No. 141, Business Combinations, which provides that the assets and liabilities acquired and the equity interest issued are initially recognized at the date of acquisition and measured at the fair value of the net assets acquired and consideration exchanged. Additionally, SFAS No. 141 provides that the results of operations of the acquired entity after the effective date of acquisition be consolidated in the results of operations of the acquirer.

The total aggregate purchase price of DRG amounted to $729,652, which consisted of (i) 3,500,000 shares of common stock issued in 2007 and 2008, and valued at an aggregate of $210,000, and (i) assumption of $519,652 of liabilities. The purchase price has been allocated as follows:

Accounts receivable:	$12,036
Property and equipment:	32,069
Goodwill:	685,547
Purchase Price:	$729,652

The fair value of the shares issued in 2007 pursuant to this transaction was based on a valuation of the Company’s shares prepared by an unrelated valuation specialist, using the discounted cash flow approach.

The fair value of the shares issued in 2008 pursuant to this transaction was based on the fair value of the shares as quoted on the over-the-counter bulletin board on the Company’s first day of trading.

The goodwill resulting from this transaction was primarily attributable to the expected additional revenues and resulting increased margin from the combination of the financial web sites of the Company and DRG under one family of complementary and coordinated financial portals.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results will differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $100,000. During the nine-month period ending September 30, 2008, the Company has reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits.

The Company's accounts receivable are due from a few customers, all located in the United States. Two of the Company’s customers accounted for 26% and 12% of its accounts receivables at September 30, 2008.  Three of the customers accounted for 38%, 12%, and 12% of its accounts receivables at December 31, 2007.  The Company determined that there was a need for an allowance for doubtful accounts of $4,504 and $3,037 at September 30, 2008 and December 31, 2007, respectively.

Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

Property and equipment consist of the following:

	September 30, 2008	December 31, 2007
Computer equipment and software	$13,594	$1,464
Phone equipment	19,155	19,155
Office furniture and equipment	11,450	11,450
	44,199	32,069
Accumulated depreciation	(21,499)	(10,689)
	$22,700	$21,380

Depreciation expense amounted to approximately $10,810 and $8,016 during the nine-month periods ending September 30, 2008 and 2007, respectively.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition.” Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

The Company’s traffic revenues are generated from the pay-per-click, cost-per-action listings, and banner ad sales of its portfolio of web sites. When an online user navigates to one of the Company’s owned and operated Web sites and clicks and or visits on a particular listing/web page or completes the specified action, the Company receives a fee.

The Company’s lead generation network revenues are primarily generated using third-party distribution networks to deliver the merchant advertisers’ listings. The distribution network includes search engines, shopping engines, directories, destination sites, Internet domains or Web sites, and other targeted Web-based content. The Company generates revenue upon delivery of a qualified lead to the Company’s merchant advertisers or partner. Other revenues include the Company’s lead generation web services, paid search optimization, landing page development services, and creative design.

Since January 1, 2007, the Company generates a substantial portion of its revenues from fees earned from the sale and marketing of debt reduction solutions offered to consumers by debt settlement agencies. The consumers generally enter in a debt solution program with a debt settlement agency which provides for monthly payments by the consumers over a period of up to 3 years. The commission earned by the Company will vary between 7.5% and 8.9% of the total debt of the consumer to be negotiated by the respective debt settlement agency. For consumers enrolled prior to March 1, 2007 the Company receives its fees from debt settlement agencies upon payment by consumers to the debt settlement agencies within the first 8 months of the debt solution program, assuming that all consumers make all their payments. This payment was subject to a partial refund by the Company to the debt settlement agencies if: 1) the debt settlement agency does not receive all scheduled monthly payments for the duration of the contract during the first 15 months of such contract, or 2) the debt settlement agencies issue a refund to the consumer over the term of the respective contract. For consumers enrolled since March 1, 2007, the Company receives its fee from debt settlement agencies upon payment by consumers to the debt settlement agencies within the first 18 months of the debt solution program, assuming that all consumers make all their payments.  Accordingly, the fee earned by the Company is recognized over the terms of the underlying contract between the debt settlement agencies and the consumer, which is generally 3 years. Consequently, the Company defers the fees received from the debt settlement agency in excess of the revenues recognized over the term of the underlying contract between the debt settlement agencies and the consumer. Such excess amounted to approximately $756,000 and $641,000 at September 30, 2008 and December 31, 2007, respectively, and is recorded as deferred revenue on the balance sheet.

Since September 2007, the payment to the Company is subject to a partial refund only if a debt settlement agency issues a refund to the consumer over the term of the respective contract.

During June 2005, DRG outsourced the debt solution administration of its existing clients to a debt settlement agency. This administration includes implementation, customer service, and the actual debt negotiation. Pursuant to the outsourcing arrangement, the debt settlement agency paid DRG (and after January 1, 2007 to the Company) 45% of the fees collected from the consumers and retains 5% of such fees as a reserve for possible cancellations, returns, and legal fees. Funds available under the reserve were paid as follows: 50% in June 2006, and 25% to the Company, in January 2007 and June 2007, respectively. The Company recognizes fees pursuant to this arrangement as revenues when it receives the funds from the debt settlement agency.

The Company also generates revenues, to a lesser extent, by selling leads it generates to synergistic companies operating in the debt consumer market segment and from ads appearing on its network of web sites.

Customer Concentration

Three of the Company's customers accounted for approximately 20%, 13%, and 10% of its revenues during the nine-month period ending September 30, 2008. One of the Company’s customers accounted for 55% of the Company’s revenue during the nine-month period ending September 30, 2007.

Product Concentration

The Company generates revenues from three sources as follows: 1) online sales and marketing services in connection with marketing of debt settlement referrals offered to consumers by a debt settlement agency, 2) generating leads using contracted publisher networks to deliver the merchant advertisers’ listings, and 3) pay-per-click, cost-per-action listings, and banner ad sales of its portfolio of web sites. When an online user navigates to one of the Company’s owned and operated Web sites and clicks and or visits on a particular listing/web page or completes the specified action, the Company receives a fee.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and the payable to former member approximate their fair value based on the short-term maturity of these instruments.

Advertising

The Company expenses advertising costs as incurred. Advertising expense amounted to $786,203 and $813,890 during the nine-month periods ending September 30, 2008 and 2007, respectively.

Website Development Costs

The Company has capitalized certain internal use software and website development costs amounting to approximately $484,000 and $437,000 as of September 30, 2008 and December 31 2007, respectively.  The estimated useful life of costs capitalized is evaluated for each specific project and ranges from one to three years.

Income Taxes

Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Share-Based Payment

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123(R), "Share-Based Payment," or SFAS No. 123(R) which replaced SFAS No. 123 and superseded Accounting Principles Board, or  APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the Securities and Exchange Commission, or the SEC, issued Staff Accounting Bulletin No. 107, “Disclosures about Fair Value of Financial Instruments,” or SAB 107. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.  Effective with its fiscal 2006, the Company has adopted the provisions of SFAS No. 123 (R) and related interpretations as provided by SAB 107 prospectively. As such, compensation cost is measured on the date of grant as its fair value. Such compensation amounts, if any, are amortized over the respective vesting periods or period of service of the option grant.

Segment Reporting

The Company generates revenues from three sources as follows: 1) online sales and marketing services in connection with marketing of debt settlement referrals offered to consumers by a debt settlement agency, 2) generating leads using contracted publisher networks to deliver the merchant advertisers’ listings, and 3) pay-per-click, cost-per-action listings, and banner ad sales of its portfolio of web sites. When an online user navigates to one of the Company’s owned and operated Web sites and clicks and or visits on a particular listing/web page or completes the specified action, the Company receives a fee.

Recent Accounting Pronouncements

 In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company beginning January 1, 2009. Management believes that, for the foreseeable future, this Statement will have no impact on the financial statements of the Company once adopted.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for the Company beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date. Management believes that, for the foreseeable future, this Statement will have no impact on the financial statements of the Company once adopted.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for the Company effective January 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. Management believes that, for the foreseeable future, this Statement will have no impact on the financial statements of the Company once adopted.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles, or GAAP, for non-governmental entities. The Company is currently evaluating the effects, if any, that SFAS No. 162 may have on our financial reporting.

Basic and Diluted Earnings Per Share

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the modified-treasury stock method). The outstanding options and warrants amounted to 18,839,661 at September 30, 2008, and have been excluded from the earnings per share computation due to their anti-dilutive effect.

The following sets forth the computation of basic and diluted earnings per share for the nine-month periods ending September 30, 2008 and 2007:

	For the nine-month periods ending
	September 30,
	2008	2007
Numerator:
Net loss attributable to common stock	$(4,555,632)	$(2,347,235)

Denominator:
Denominator for basic earnings per share-
Weighted average shares outstanding	24,644,121	21,068,202
Denominator for diluted earnings per share-
Weighted average shares outstanding	24,644,121	21,068,202

Basic earnings per share	$(0.18)	$(0.11)
Diluted earnings per share	$(0.18)	$(0.11)

NOTE 3: PREPAID EXPENSES

At September 30, 2008, the prepaid expenses consisted primarily of insurance expense.

NOTE 4: DOMAIN NAME RIGHTS

During 2007, the Company purchased domain name rights for $200,000 and has a useful life of one year from the date of purchase.  The Company recognized amortization expense of approximately $150,000 in connection with the domain name rights during the nine-month period ending September 30, 2008.

NOTE 5: WEBSITE DEVELOPMENT COSTS

Website development costs, net of accumulated amortization are as follows:

	September 30,	December 31,
	2008	2007
Website development costs	$484,244	$436,564
Less: accumulated amortization	(317,220)	(210,081)
Website development costs, net	$167,024	$226,483

Amortization expense of the website development costs amounted to $107,139 and $112,580 during the nine-month periods ending September 30, 2008 and 2007, respectively.

NOTE 6: CONVERTIBLE NOTES PAYABLE

During the nine-month period ending September 30, 2008, the Company issued convertible promissory notes aggregating $530,000 to certain stockholders.  The notes bear interest at 10% per annum.  Accrued interest may be payable, at the noteholder’s option, in cash or in shares of common stock. If the accrued interest is paid in shares of common stock, the number of shares issuable to satisfy the accrued interest is primarily based on the closing price, as quoted on the Over-the-Counter Bulletin Board of the trading day immediately prior to the interest payment date.  The interest is payable commencing June 1, 2008 and every quarter thereafter, until the obligations under the convertible promissory notes are satisfied.  The convertible promissory notes are due ranging from March 15, 2011 to March 31, 2011.  The Company may prepay the convertible promissory notes as follows: if prior to July 30, 2008, at a premium amounting to sum of 0.5% for each full month remaining between the prepayment date and the maturity date; if after July 30, 2008, without premium.  Each noteholder may convert, at his option, the outstanding principal of the convertible promissory note, after July 30, 2008 and prior to maturity at the lesser of: 1)  $0.75 or 2) the average closing price of the Company’s common stock, but in no event less than $0.50, or 3) the effective price per share of a subsequent financing of the Company occurring prior to March 2011.

In accordance with EITF Issue No.00-27, "Application of Issue No. 98-5, Accounting for convertible securities with beneficial conversion features of contingently adjustable conversion ratios, to certain convertible instruments", the Company recorded a beneficial conversion feature related to the Convertible promissory notes. Under the terms of these notes, the intrinsic value of the beneficial conversion feature was calculated assuming that the conversion date was the same as the issue date. During the nine-month period ending September 30, 2008, the beneficial conversion feature amounted to approximately $179,450. This beneficial conversion feature is reflected in the accompanying consolidated financial statements as additional paid-in capital and corresponding debt discount.

The interest and amortization expense associated with the notes payable amounted to $19,434 during the nine-month period ending September 30, 2008.

NOTE 7: STOCKHOLDERS’ EQUITY

Common Stock

On January 1, 2008, the Company issued 1,750,000 shares of common stock valued at $1,312,500, pursuant to its acquisition of DRG.

During the nine-month period ending September 30, 2008, the Company entered into a six-month contract for banking and financial services.  Pursuant to the contract, the Company issued 105,000 shares of common stock valued at $71,400.  At September 30, 2008, the Company had fully expensed the $71,400.

During the nine-month period ending September 30, 2007, the Company paid dividends on its preferred stock. The dividends amounted to 400,935 shares of the common stock, valued at $60,140.

During the nine-month period ending September 30, 2008, the Company paid dividends on its preferred stock. The dividends amounted to 827,333 shares of the common stock, valued at $311,804.

During the nine-month period ending September 30, 2008, certain stockholders exercised their warrants associated with Series B Preferred Stock at an exercise price per share of $0.35.  As a result, the Company issued 2,350,000 shares of common stock, aggregating $822,500.

Preferred Stock- Series A

Between August 2006 and October 2006 the Company issued 54,000 shares of 10% Series A Convertible Preferred Stock, or Series A Preferred Stock, with a par value of $0.001 per share, resulting in gross proceeds of $728,567 to the Company after financing fees of $81,433.

The holders of the Series A Preferred Stock are entitled to cumulative preferential dividends at the rate of 10% per annum, payable quarterly in arrears on each of September 1, December 1, March 1, and June 1, commencing on the first quarter after the issuance date beginning September 1, 2006 in cash or shares of the Company’s Common Stock. If the Company elects to pay any dividend in shares of Common Stock, the number of shares of Common Stock to be issued to each holder shall be an amount equal to the quotient of (i) the dividend payment divided by (ii) $0.15 per share.

The shares of Series A Preferred Stock include a liquidation preference corresponding to the amount invested. All issued or accrued but unpaid dividends may also be converted at the election of the holder, and converted at $0.15 per share. The shares of Series A Preferred Stock are convertible into shares of common stock, at any time, at the option of the holder and a conversion price of $0.15 per share, at an initial rate of conversion of 100 shares of common stock for each one share of Series A Preferred Stock, subject to anti-dilution provisions in the case of stock splits, dividends or if the Company issues shares of common stock or other securities convertible into shares of common stock at an effective price less than $0.15 per share. In the event a public market is established for the Company’s common stock, the 10% Series A Preferred Stock is subject to mandatory conversion by the Company upon a 30 day notice if the average closing price of its common stock is $0.40 or more per share for 10 consecutive trading days and the average daily volume is at least 100,000 shares.

The Company granted the Series A Preferred Stockholders piggyback registration rights covering the common shares underlying the Series A Preferred Stock and common stock underlying warrants. Resales of such underlying shares were registered on a registration statement on Form SB-2 declared effective by the SEC on May 9, 2007.

Preferred Stock- Series B

Between June 2007 and September 2007, the Company issued 118,875 shares of 8% Series B Convertible Preferred Stock, or Series B Preferred Stock, with a par value of $0.001 per share, which generated net proceeds of $3,244,563 to the Company, after financing fees of $516,063 and conversion of notes payable of $400,000.

The holders of the Series B Preferred Stock are entitled to cumulative preferential dividends at the rate of 8% per annum, payable quarterly in arrears on each of September 1, December 1, March 1, and June 1, commencing on December 1, 2007. If the Company elects to pay any dividend in shares of Common Stock, the number of shares of Common Stock to be issued to each holder shall be an amount equal to the higher of (i) the average of the closing bid prices for the common stock over the five trading days immediately prior to the dividend date or (ii) $0.35.

The shares of Series B Preferred Stock include a liquidation preference corresponding to the amount invested. All issued or accrued but unpaid dividends may also be converted at the election of the Holder, and converted at $0.35 per share. The shares of Series B Preferred Stock are convertible into shares of common stock, at any time, at the option of the holder and a conversion price of $0.35 per share, at an initial rate of conversion of 100 shares of common stock for each one share of Series B Preferred Stock, subject to anti-dilution provisions in the case of stock splits, dividends or if the Company issues shares of common stock or other securities convertible into shares of common stock at an effective price less than $0.35 per share.  In the event a public market is established for the Company’s common stock, the Series B Preferred Stock is subject to mandatory conversion by the Company upon a 30 day notice if the average closing price of its common stock is $1.00 or more per share for 10 consecutive trading days.

The rights of the holders of the Series B Preferred Stock are subordinate to the rights of the holders of Series A Preferred Stock.

Warrants

In connection with the acquisition of DRG in January 2007, the Company granted to certain DRG employees warrants to purchase up to 500,000 shares of common stock, which may be earned based upon certain milestones related to target revenues and operating margins covering 18 months after closing. The warrants are exercisable at a price of $0.15 per share. The warrants expire between January 2012 and March 2013. During October 2008, the Company determined that such DRG employees met certain performance targets and issued to them warrants to purchase 450,000 shares of common stock.

In connection with the issuance of notes payable, the Company issued warrants to purchase 265,000 shares of common stock exercisable at a price of $0.75 per share at September 30, 2008. The warrants expire in March 2013.

The fair value of the warrants issued in connection with the issuance of the notes payable amounted to $179,450.  The fair value is based on the following assumptions, using Black Scholes Model: term:5 years; exercise price: $0.75; risk-free interest rate: 2.46% to 3.34%; expected volatility: 63.12% to 66.28%; market value: $0.72 to $0.75.

The expected volatility of the warrants issued in connection with the notes payable was based on the average historical volatility of comparable publicly-traded companies.

The fair value of the warrants was recorded as a debt discount and as an increase to additional paid-in capital.

During September 2008, in consideration for services, the Company issued to a marketing firm warrants to purchase 5,000,000 shares of common stock exercisable at a price of $0.55 per share.  2,500,000 warrants were vested at September 30, 2008.  The remaining warrants will vest at a rate of 4.17% every three months there after. The warrants expire in September 2013.

The fair value of the warrants issued in consideration for services amounted to $644,000.  The fair value is based on the following assumptions, using Black Scholes Model: term:3 years; exercise price: $0.55; risk-free interest rate: 2.45%; expected volatility: 68.54%; market value: $0.55.

The expected volatility of the warrants issued in consideration for services was based on the average historical volatility of comparable publicly-traded companies.

The fair value of the warrants was recorded as a selling, general, and administrative expense and as an increase to additional paid-in capital.

In connection with the exercise of warrants associated with Series B Preferred Stock, the Company issued warrants to purchase 2,350,000 share of common stock to the exercising stockholders. The new warrants have the same terms and conditions as the warrants exercised by the stockholders, except that they contain a cashless exercise and a forced conversion feature.

The fair value of the warrants issued in connection with the exercise of warrants associated with Series B Preferred Stock amounted to $1,239,204.  The fair value is based on the following assumptions, using Black Scholes Model: term: 7 years; exercise price: $0.35; risk-free interest rate: 3.40% to 3.73%; expected volatility: 68.54% market value: $0.60 to $0.75.

The expected volatility of the warrants issued in association with Series B Preferred Stock was based on the average historical volatility of comparable publicly-traded companies.

The fair value of the warrants was recorded as an expense and as an increase to additional paid-in capital.

Stock Option Plan

On December 15, 2006, the Company's Board of Directors and stockholders approved the Accelerize New Media, Inc. Stock Option Plan, or the Plan. The total number of shares of capital stock of the Company that may be subject to options under the Plan was initially 4,300,000 shares of common stock, and on May 16, 2007 was increased to 10,000,000 shares of common stock, $.001 par value per share, from either authorized but unissued shares or treasury shares. The individuals who are eligible to receive option grants under the Plan are employees, directors and other individuals who render services to the management, operation or development of the Company or its subsidiaries and who have contributed or may be expected to contribute to the success of the Company or a subsidiary. Every option granted under the Plan shall be evidenced by a written stock option agreement in such form as the Board shall approve from time to time, specifying the number of shares of common stock that may be purchased pursuant to the option, the time or times at which the option shall become exercisable in whole or in part, whether the option is intended to be an incentive stock option or a non-incentive stock option, and such other terms and conditions as the Board shall approve.

During the nine-month period ending September 30, 2008, the Company granted 153,500 options to certain of its employees.

At September 30, 2008, options to purchase 7,161,000 shares of Common Stock were outstanding. The outstanding options are exercisable at a weighted average price per share of $0.16 per share. The options outstanding vest over periods ranging from two to three years.

During the nine-month periods ending September 30, 2008 and 2007, the Company recorded a share-based payment expense amounting to approximately $199,000 and $54,000, respectively, in connection with all options granted at the respective measurement dates.

The share-based payment is based on the fair value of the outstanding options amortized over the requisite period of service for option holders, which is generally the vesting period of the options. The fair value of the options granted during the nine-month period ending September 30, 2008 is based on the Black Scholes Model using the following assumptions:

Exercise price:	$0.68 to 0.72
Market price at date of grant:	$0.68 to 0.72
Expected volatility:	69%
Expected dividend rate:	0%
Risk-free interest rate:	2.55 to 3.41%

The expected volatility is based on the historical volatility of publicly-traded companies comparable to the Company.

The weighted-average grant-date fair value of options granted during the nine-month period ending September 30, 2008 amounted to $0.41.

The total compensation cost related to non-vested awards not yet recognized amounted to approximately $96,000 and $126,000 at September 30, 2008 and 2007, respectively and the Company expects that it will be recognized over the following weighted-average period of 45 months.

If any options granted under the Plan expire or terminate without having been exercised or cease to be exercisable, such options will be available again under the Plan. All employees of the Company and its subsidiaries are eligible to receive incentive stock options and non-qualified stock options. Non-employee directors and outside consultants who provided bona-fide services not in connection with the offer or sale of securities in a capital raising transaction are eligible to receive non-qualified stock options. Incentive stock options may not be granted below their fair market value at the time of grant or, if to an individual who beneficially owns more than 10% of the total combined voting power of all stock classes of the Company or a subsidiary, the option price may not be less than 110% of the fair value of the common stock at the time of grant. The expiration date of an incentive stock option may not be longer than ten years from the date of grant. Option holders, or their representatives, may exercise their vested options up to three months after their employment termination or one year after their death or permanent and total disability. The Plan provides for adjustments upon changes in capitalization.

The Company’s policy is to issue shares pursuant to the exercise of stock options from its available authorized but unissued shares of common stock. It does not issue shares pursuant to the exercise of stock options from its treasury shares.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes included elsewhere in this report. Certain statements in this discussion and elsewhere in this report constitute forward-looking statements. See ‘‘Cautionary Statement Regarding Forward Looking Information’’ elsewhere in this report. Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We offer comprehensive online media solutions for our clients, including financial institutions and other sophisticated vendors of high-quality consumer goods and services, to reach their target audiences on the Internet.  As of September 30, 2008, we owned and operated an extensive portfolio of over 6,000 domain names (commonly referred to as URLs), and we use this substantial body of online domain properties to build consumer-based portals, microsites, and landing pages which are attractive and useful to our users because of the unique free information items offered therein.  To our advertiser customers, we provide advertising exposure to qualified and interested parties, along with lead generation and customer acquisition solutions, via our network of financial, news, and business networking portals, and through RSS feeds, blogs, targeted e-mail campaigns, banners, search engine optimization, and co-registration opportunities. In addition, we provide sales and marketing support in connection with debt settlement solutions offered by debt settlement agencies to consumers across the United States.

We were incorporated in Delaware on November 22, 2005, and commenced operations on that date.  In January 2006 we commenced our interactive marketing initiatives and recognized our initial revenues.

On January 2, 2007, we acquired substantially all of the assets and assumed some, but not all of the liabilities of DRG, a privately-held Internet marketing business focused on debt settlement referrals.

On December 22, 2006, we filed a registration statement on Form SB-2 with the SEC, which registration statement became effective on May 9, 2007. At the same time we became a reporting company under the Securities Exchange Act of 1934. On January 9, 2008, our common stock commenced trading on the Over-The-Counter Bulletin Board, or the OTC.BB, under the symbol ACLZ.OB.

Recent Developments

On May 5, 2008, we filed a registration statement on Form S-1 registering for sale by the holders of our 8% Series B Convertible Preferred Stock an aggregate of 19,641,173 shares of common stock, comprised of 11,887,500 shares of common stock underlying our 8% Series B Convertible Preferred Stock, and issueable upon conversion, 2,254,298 shares of common stock to be received by holders of the 8% Series B Convertible Preferred Stock as pay-in-kind, or PIK, dividends, and up to 5,499,375 shares of common stock underlying Warrants. On August 5, 2008, we filed an application for withdrawal of the registration statement. The application for withdrawal was filed because, following discussions that we had with the SEC staff, we concluded that in order to have the registration statement declared effective we would need to make several significant changes that would be too costly and would not serve the best interests of our shareholders. The application for withdrawal is deemed granted on the date that it was filed with the SEC.

During July and August 2008, twenty four of our stockholders exercised their warrants associated with their Series B Preferred Stock at an exercise price of $0.35 per share, aggregating $822,500. In connection with the exercise of these warrants the company issued to the exercising stockholders a total of 2,350,000 shares of common stock, as well as warrants to purchase an additional 2,350,000 shares of common stock. The new warrants have the same terms and conditions as the warrants exercised by the stockholders, except that they contain cashless exercise and forced conversion features.

During the nine-month period ended September 30, 2008, we issued convertible promissory notes aggregating $530,000 to seven different stockholders.  The notes bear interest at a rate of 10% per annum and mature in March 2011. Interest is payable commencing June 1, 2008 and every quarter thereafter, until the obligations under the notes are satisfied. Principal and interest are payable either in cash or shares of common stock of the Company, at the noteholder’s option.  At maturity, the principal is payable in cash or shares of common stock of the Company. If the principal is paid in shares, the number of shares is determined by dividing the principal amount outstanding on the maturity date by the average closing price of our common stock on the OTC.BB during the last five trading days prior to the maturity date. If interest is paid in shares, the number of shares of common stock to be issued to the noteholder as payment of interest shall be determined by dividing the interest dollar amount due on the respective interest payment date by the closing price of our common stock on the last trading day before the respective interest payment date, and rounding it to the nearest whole number. The notes are convertible at anytime after July 30, 2008 but prior to the maturity date, to shares of our common stock, at the noteholder’s option.  The notes are convertible at the lower of the following rate:

•	$0.75 per share;
•	the average of the closing price, as quoted on the OTC.BB, for the last five trading days prior to conversion, but in no event less than $0.50 per share; or
•
at the fair value of any common stock shares issued by the Company prior to the maturity date in connection with a new transaction, except for shares issued pursuant to the Company’s stock option plan,

The Company may prepay the notes at any time. If the prepayment is prior to July 30, 2008, it will carry a premium equal to the sum of 0.5% for each full month remaining between the prepayment date and the maturity date multiplied by the principal amount then payable. In such case, principal and accrued interest are payable solely in cash. The Company may prepay the notes at any time on or after July 30, 2008 but prior to the maturity date without any premium or penalty. In such case, the noteholder has the option to have the principal and accrued interest paid in cash or shares of common stock of the Company. If the notes are paid in shares, the notes are convertible using the same rate as described above.

In addition, we issued to the lenders common stock purchase warrants to purchase an aggregate of 265,000 shares. The warrants are exercisable for 5 years and expire on 2013, with an exercise price of $0.75 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants is subject to adjustment in the event of stock splits, stock dividends and reorganizations, or in the event we issue shares of common stock or securities convertible or exchange for shares of common stock at an effective price less than the then exercise price of the warrants in which event the exercise price would be adjusted downward. We have the right to call the warrants, at a redemption price of $.001 per warrant share, commencing on the first trading day after the common stock of the Company has traded for ten consecutive days on the OTC.BB at an average closing price at or exceeding $1.25 per share.

On October 14, 2008, in accordance with Section 3.1 of the Asset Purchase Agreement between us and DRG, which was closed on January 1, 2007, we issued to each of Damon Stein and Dan Goldberg warrants to purchase an aggregate of 225,000 shares of common stock, exercisable at a price of $0.15 per share, which issuance was contingent upon meeting certain milestones.

On January 2, 2008, in accordance with the Asset Purchase Agreement between us and DRG, we issued to each of Damon Stein and Dan Goldberg an aggregate of 875,000 shares of common stock (and together with shares issued on January 1, 2007, we issued to messers Stein and Goldberg a total of 3,500,000 shares.)

On September 30, 2008, in consideration for services, we issued to MarketingExperiments, LLC warrants to purchase up to 5,000,000 shares of our common stock, exercisable at $0.55 per share. Of the 5,000,000 warrant shares, 2,500,000 shares were vested on the issue date, and the other 2,500,000 warrant shares will vest in 12 equal increments of 208,333.33 shares each, at the end of every 3-month period after the issue date, with the last vesting increment taking place on the 3rd anniversary after the issue date. The warrants expire in September 2013.

Results of Operations, September 30, 2008 and 2007

ACCELERIZE NEW MEDIA, INC.
RESULTS OF OPERATIONS

	Three-month periods ended		Increase/	Increase/	Nine-month periods ended		Increase/	Increase/
	September 30,		(Decrease)	(Decrease)	September 30,		(Decrease)	(Decrease)
	2008	2007	in $ 2007	in % 2007	2008	2007	in $ 2007	in % 2007
			vs 2006	vs 2006			vs 2006	vs 2006
Revenue:
Debt solution revenues	$370,486	$116,432	$254,054	218.2%	$899,912	$381,009	$518,903	136.2%
Lead generation revenues	625,353	44,801	580,552	1295.8%	1,530,647	97,778	1,432,869	1465.4%
Advertising and other revenues	83,501	(25,843)	109,344	-423.1%	276,661	99,647	177,014	177.6%
Total revenues:	1,079,340	135,390	943,950	697.2%	2,707,220	578,434	2,128,786	368.0%

Operating expenses:
Selling, general and administrative	3,395,302	1,279,138	2,116,164	165.4%	6,926,448	2,775,356	4,151,092	149.6%
Total operating expenses	3,395,302	1,279,138	2,116,164	165.4%	6,926,448	2,775,356	4,151,092	149.6%

Operating loss	(2,315,962)	(1,143,748)	(1,172,214)	102.5%	(4,219,228)	(2,196,922)	(2,022,306)	92.1%

Other income (expense):
Interest income (expense)	(17,719)	9,417	(27,136)	-288.2%	(24,600)	3,859	(28,459)	-737.5%
	(17,719)	9,417	(27,136)	-288.2%	(24,600)	3,859	(28,459)	-737.5%

Net loss	(2,333,681)	(1,134,331)	(1,199,350)	105.7%	(4,243,828)	(2,193,063)	(2,050,765)	93.5%

Less dividends issued for series A and B preferred stock	104,312	93,856	$10,456	11.1%	311,804	154,170	$157,634	102.2%

Net loss attributable to common stock	$(2,437,993)	$(1,228,187)	$(1,209,806)	98.5%	$(4,555,632)	$(2,347,233)	$(2,208,399)	94.1%
NM: Not Meaningful

Revenues

Revenues primarily consist of fees generated from lead generations, sales and marketing of debt settlement referrals, and, to a lesser extent, from advertising and other revenues generated from our portfolio of web sites.

Our increase in lead generation revenues during the three and nine-month periods ended September 30, 2008, when compared to the same periods in the prior year is due primarily to an increase in the number of leads we sold to our marketing partners from our portfolio of web sites.

Our increase in debt settlement referrals revenues during the three and nine-month periods ended September 30, 2008, when compared to the same periods in the prior year is primarily due to the increased number of consumers who use the services offered by the debt settlement agencies.

Our increase in advertising and other services revenues during the three and nine-month periods ended September 30, 2008 when compared to the prior year periods is due to the increased number of customers using our advertising and other services.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consist of consultant fees related to the marketing and enhancement of our websites, advertising, as well as other general and administrative expenses, such as payroll expenses, necessary to support our existing and anticipated growth in our revenues and legal and professional fees.

The increase in selling, general and administrative expenses during the three-month period ended September 30, 2008 when compared with the prior year’s three-month period is primarily due to the following:

•
an increase in lead acquisition costs and  search management expenses of approximately $500,000, this increase is primarily due to a concentrated effort by management to increase lead generation revenues;

•	an increase in advertising expenses of approximately $263,00, this increase is primarily due to a concentrated effort by management to increase revenues; and
•	an increase in warrant expense of approximately $1,239,000 for the valuation of the cashless warrants issued to Series B Preferred Stock holders.

The increase in selling, general and administrative expenses during the nine-month period ended September 30, 2008 when compared with the prior year’s nine-month period is primarily due to the following:

•	an increase in lead acquisition costs of approximately $1,164,000;
•	an increase in search management costs of approximately $539,000;
•	an increase in cash compensation to new and existing employees of approximately $653,000 primarily to expand the marketing of our products and services; and
•	an increase in warrant expense of approximately $1,239,000 for the valuation of the cashless warrants issued to Series B Preferred Stock holders.

Interest

Interest expense consists of interest charges associated with notes payable issued in 2008.  The increase in interest expense during the three and nine-month periods ended September 30, 2008 is primarily due to the increase in the accrued interest associated with the notes payable.

Liquidity and Capital Resources

At September 30, 2008, our cash amounted to approximately $528,000 and our working deficit amounted to approximately $703,000.

During the nine-month period ended September 30, 2008, we used cash in our operating activities amounting to approximately $1,695,000. Our cash used in operating activities was comprised of our net loss of approximately $4,244,000 adjusted for the following:

•	Fair value of options granted to employees of approximately $199,000;
•	Amortization of capitalized web development and discount on notes payable, and depreciation of fixed assets of approximately $283,000;
•	Amortization of deferred compensation of approximately $71,000;
•	Fair value warrants issued of approximately $1,239,000; and
•	Fair value of warrants issued for services of $644,000.

Additionally, the following variations in operating assets and liabilities impacted our cash used in operating activity:

•	Increase in accounts receivable of approximately $70,000, resulting from increased lead generation revenues;
•	Increase in accounts payable and accrued expenses of approximately $119,000, resulting from increased marketing programs expenditures associated with increased acquisition of leads; and
•	Increase in deferred revenue of approximately $115,000, resulting from increased number of consumers successfully referred to debt settlement agencies.

During the nine-month period ended September 30, 2008, we incurred website development costs of approximately $48,000 in connection with development and enhancement of our websites and capital expenditures of approximately $12,000.

During the nine-month period ended September 30, 2008, we generated cash from financing activities of approximately $1,331,000, which primarily consisted of the proceeds from notes payable of $530,000 and proceeds from the exercise of warrants of approximately $822,000, offset by the payment to former member of approximately $21,700.

During the nine-month period ended September 30, 2007, we used cash in our operating activities amounting to approximately $1,990,000. Our cash used in operating activities was comprised of our net loss of approximately $2,193,000 adjusted for the following:

•	Fair value of options granted to employees of approximately $54,000; and
•	Amortization of capitalized web development and depreciation of fixed assets of approximately $121,000.
Additionally, the following variations in operating assets and liabilities impacted our cash used in operating activity:

•	Decrease in accounts payable and accrued expenses from the date of acquisition of DRG, of approximately $95,000; and
•	Increase in deferred revenue of approximately $116,000, resulting from increased number of consumers successfully referred to debt settlement agencies.

During the nine-month period ended September 30, 2007, we incurred website development costs of approximately $243,000 in connection with development of existing and future websites.

During the nine-month period ended September 30, 2007, we generated cash from financing activities of approximately $3,619,000, which primarily consisted of the proceeds from notes payable of $400,000 and the proceeds from issuance of shares of Series B Preferred Stock of approximately $3,761,000, offset by the payment of financing fees of approximately $516,000 related to the issuance of shares of Series B Preferred Stock and payment to former member of approximately $26,000.

Capital Raising Transactions

On May 5, 2008 we filed a registration statement on Form S-1 registering for sale by the holders of our 8% Series B Convertible Preferred Stock an aggregate of 19,641,173 shares of common stock, comprised of 11,887,500 shares of common stock underlying our 8% Series B Convertible Preferred Stock, and issueable upon conversion, 2,254,298 shares of common stock to be received by holders of the 8% Series B Convertible Preferred Stock as pay-in-kind, or PIK, dividends, and up to 5,499,375 shares of common stock underlying Warrants. On August 5, 2008, we filed an application for withdrawal of the registration statement. The application for withdrawal was filed because, following discussions that we had with the SEC staff, we concluded that in order to have the registration statement declared effective we would need to make several significant changes that would be too costly and would not serve the best interests of our shareholders. The application for withdrawal is deemed granted on the date that it was filed with the SEC.

During July and August, 2008, twenty four of our stockholders exercised their warrants associated with their Series B Preferred Stock at an exercise price of $0.35 per share, aggregating $822,500. In connection with the exercise of these warrants the company issued to the exercising stockholders a total of 2,350,000 shares of common stock, as well as warrants to purchase an additional 2,350,000 shares of common stock. The new warrants have the same terms and conditions as the warrants exercised by the stockholders, except that they contain cashless exercise and forced conversion features.

During the nine-month period ended September 30, 2008, we issued convertible promissory notes aggregating $530,000 to seven different stockholders.  The notes bear interest at a rate of 10% per annum and mature in March 2011. Interest is payable commencing June 1, 2008 and every quarter thereafter, until the obligations under the notes are satisfied. Principal and interest are payable either in cash or shares of our common stock, at the noteholder’s option.  At maturity, the principal is payable in cash or shares of our common stock. If the principal is paid in shares, the number of shares is determined by dividing the principal amount outstanding on the maturity date by the average closing price of our common stock on the OTC.BB during the last five trading days prior to the maturity date. The notes are convertible at anytime after July 30, 2008 but prior to the maturity date, to shares of our common stock, at the noteholder’s option.  The notes are convertible at the lower of the following rate:

•	$0.75 per share;
•	the average of the closing price, as quoted on the OTC.BB for the last five trading days prior to conversion, but in no event less than $0.50 per share; or
•
at the fair value of any common stock shares issued by the Company prior to the maturity date in connection with a new transaction, except for shares issued pursuant to the Company’s stock option plan,

We may prepay the notes at any time. If the prepayment is prior to July 30, 2008, it will carry a premium equal to the sum of 0.5% for each full month remaining between the prepayment date and the maturity date multiplied by the principal amount then payable. In such case, principal and accrued interest are payable solely in cash. We may prepay the notes at any time on or after July 30, 2008 but prior to the maturity date without any premium or penalty. In such case, the noteholder has the option to have the principal and accrued interest paid in cash or shares of our common stock. If the notes are paid in shares, the notes are convertible using the same rate as described above.

In addition, we issued to the lenders common stock purchase warrants to purchase an aggregate of 265,000 shares. The warrants are exercisable for 5 years and expire on 2013, with an exercise price of $0.75 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants is subject to adjustment in the event of stock splits, stock dividends and reorganizations, or in the event we issue shares of common stock or securities convertible or exchange for shares of common stock at an effective price less than the then exercise price of the warrants in which event the exercise price would be adjusted downward. We have the right to call the warrants, at a redemption price of $.001 per warrant share, commencing on the first trading day after the common stock of the Company has traded for ten consecutive days on the OTC.BB at an average closing price at or exceeding $1.25 per share.

The interest and amortization expense associated with the notes payable amounted to $19,434 during the nine-month period ended September 30, 2008.

Going Concern

We have generated revenues since inception but they were not an adequate source of cash to fund future operations. Historically we have relied on private placement issuances of equity and convertible debt.

It is likely that we will need to raise additional working capital to fund our ongoing operations and growth. The amount of our future capital requirements depends primarily on the rate at which we increase our revenues and correspondingly decrease our use of cash to fund operations. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our products and services and the degree to which competitive products and services are introduced to the market. As long as our cash flow from operations remains insufficient to completely fund operations, we will continue depleting our financial resources and seeking additional capital through equity and/or debt financing. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock.

There can be no assurance that acceptable financing to fund our ongoing operations can be obtained on suitable terms, if at all. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. In that event, we may be forced to cease operations and our stockholders could lose their entire investment in our company

Item 4T. Controls and Procedures

Evaluation of Disclosure Controls and Procedures - Management is responsible for establishing and maintaining effective disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended). Our disclosure controls and procedures are designed to ensure that information required to be disclosed in the SEC reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time period specified by the SEC’s rules and forms and that such information is accumulated and communicated to management, including our chief executive officer and chief financial officer, to allow timely decisions regarding required disclosure.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures. Based on that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are effective.

Changes in Internal Control Over Financial Reporting - There has been no change in our internal control over financial reporting during the period covered by this quarterly report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1A.   Risk Factors

We face risks related to the current credit crisis.

Current uncertainty in the global economic conditions resulting from the recent disruption in credit markets poses a risk to the overall economy and have adversely affected the online advertising market and debt settlement referral business, which are now highly competitive. These economic conditions could impact consumer and customer demand for our products, as well as our ability to borrow money to finance our operations, to maintain our key employees, and to manage normal commercial relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business and results of operations could be negatively impacted.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds

On October 14, 2008, in accordance with Section 3.1 of the Asset Purchase Agreement between us and DRG, which was closed on January 1, 2007, we issued to each of Damon Stein and Dan Goldberg warrants to purchase an aggregate of 225,000 shares of common stock, exercisable at a price of $0.15 per share, which issuance was contingent upon meeting certain milestones.

On September 30, 2008, in consideration for services, we issued to MarketingExperiments, LLC warrants to purchase up to 5,000,000 shares of our common stock, exercisable at $0.55 per share. Of the 5,000,000 warrant shares, 2,500,000 shares were vested on the issue date, and the other 2,500,000 warrant shares will vest in 12 equal increments of 208,333.33 shares each, at the end of every 3-month period after the issue date, with the last vesting increment taking place on the 3rd anniversary after the issue date. The warrants expire in September 2013.

During July and August, 2008, twenty four of our stockholders exercised their warrants associated with their Series B Preferred Stock at an exercise price of $0.35 per share, aggregating $822,500. In connection with the exercise of these warrants the company issued to the exercising stockholders a total of 2,350,000 shares of common stock, as well as warrants to purchase an additional 2,350,000 shares of common stock. The new warrants have the same terms and conditions as the warrants exercised by the stockholders, except that they contain cashless exercise and forced conversion features.

On June 1, 2008 and September 1, 2008, we were scheduled to pay dividends on our Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock. However, we discovered that due to a calculation mistake with respect to dividends paid on March 1, 2008, we overpaid the Series B Preferred Stockholders. Instead of issuing a total of 117,904 shares on March 1, 2008, we issued 237,336 shares. Accordingly, no additional dividends were paid on June 1, 2008, and instead we applied the excess shares issued on March 1, 2008 to the dividend scheduled to be paid on June 1, 2008. On September 1, 2008 we paid to the holders of our Series B Preferred Stock 190,674 dividend shares valued at $83,896, less the overage of 7,537 dividend shares which were overpaid on March 1, 2008, totaling 183,147 dividend shares

On September 1, 2008 we issued to our Series A Preferred Stock holders 136,110 shares of our common stock as dividends, valued at $20,416.

The above issuances were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act of 1933. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates or executive officers of the Company, and transfer was restricted in accordance with the requirements of the Securities Act.

Item 6.    Exhibits

10.1	Common Stock Purchase Warrant issued to MarketingExperiments, LLC.*
10.2	Common Stock Purchase Warrant issued to Damon Stein.
10.3	Common Stock Purchase Warrant issued to Dan Goldberg.
31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) and15d-14(a).
31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) and 15d-14(a).
32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. 1350.

* Attached as Exhibit 4.1 to our Current Report on Form 8-K, which was filed with the SEC on September 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCELERIZE NEW MEDIA, INC.

Dated: November 14, 2008	By:	/s/ Brian Ross
Brian Ross Chief Executive Officer